EXHIBIT 2.1




                            SOLDER STATION-ONE, INC.

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            SOLDER STATION-ONE, INC.,

                                  THE FOUNDERS

                                       AND

                           HEARTLAND TECHNOLOGY, INC.

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                                TABLE OF CONTENTS


RECITALS....................................................................  1

AGREEMENTS..................................................................  2

SECTION 1.         DEFINITIONS; RULES OF CONSTRUCTION.......................  2
                   1.1      Definitions.....................................  2
                   1.2      Rules of Construction...........................  4

SECTION 2.         GENERAL..................................................  4
                   2.1      The Merger......................................  4
                   2.2      Effective Time of the Merger....................  4
                   2.3      Effect of Merger................................  5
                   2.4      Charter and Bylaws of Surviving Corporation.....  5
                   2.5      Taking of Necessary Action......................  5

SECTION 3.         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                   CONSTITUENT CORPORATIONS, EXCHANGE OF CERTIFICATES.......  5
                   3.1      Aggregate Consideration.........................  5
                   3.2      Effect on Capital Stock.........................  6
                   3.3      Payment of Aggregate Consideration..............  6
                   3.4      Delivery of Shares.  ...........................  6

SECTION 4.         REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS...........  6

SECTION 5.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                   THE FOUNDERS.............................................  9
                   5.1      Organization, Qualifications and Corporate Power 10
                   5.2      Authorization of Agreements, Etc................ 11
                   5.3      Validity........................................ 11
                   5.4      Authorized Capital Stock........................ 11
                   5.5      Financial Statements............................ 12
                   5.6      No Undisclosed Liabilities...................... 13
                   5.7      Events Subsequent to the Date of the Balance
                            Sheet........................................... 13
                   5.8      Litigation; Compliance with Law................. 14
                   5.9      Intellectual Property and Proprietary Rights.... 14
                   5.10     Title to Properties and Related Matters......... 16
                   5.11     Leasehold Interests............................. 16
                   5.12     Insurance....................................... 16
                   5.13     Taxes........................................... 16
                   5.14     Other Agreements................................ 18
                   5.15     Accounts Receivable............................. 21
                   5.16     Inventory....................................... 21

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                   5.17     Orders, Commitments and Returns................. 21
                   5.18     Compliance With Law............................. 22
                   5.19     Trade Regulation................................ 22
                   5.20     Insider Transactions............................ 22
                   5.21     Employees, Independent Contractors and
                            Consultants..................................... 23
                   5.22     Governmental Authorization and Regulations...... 23
                   5.23     Corporate Minutes, Etc.......................... 23
                   5.24     Governmental Approvals.......................... 23
                   5.25     Brokers......................................... 23
                   5.26     Real Property................................... 23
                   5.27     Employee Benefit Plans.......................... 23
                   5.28     Environmental Matters........................... 24
                   5.29     Reliance........................................ 25
                   5.30     Disclosure...................................... 25
                   5.31     Professional Services........................... 25

SECTION 6.         REPRESENTATIONS AND WARRANTIES OF HEARTLAND
                   AND NEWCO................................................ 26

SECTION 7.         ADDITIONAL AGREEMENTS.................................... 28
                   7.1      Merger Agreement................................ 28
                   7.2      Founders Preservation of Goodwill, Release and
                            Confidentiality Agreement....................... 28
                   7.3      Employment Agreements........................... 28
                   7.4      Equipment....................................... 28
                   7.5      Real Estate..................................... 28
                   7.6      Escrow Agreements............................... 28
                   7.7      Consents and Approvals.......................... 28
                   7.8      Corporate Approvals............................. 28
                   7.9      Expenses........................................ 29
                   7.10     Confidentiality................................. 29
                   7.11     Conduct of Business............................. 29
                   7.12     Public Announcements............................ 31
                   7.13     Disclosure Supplements.......................... 32
                   7.14     No Other Bids................................... 32
                   7.15     Due Diligence Investigation..................... 32
                   7.16     Further Assurances and Cooperation.............. 32
                   7.17     Acknowledgement and Consent..................... 32
                   7.18     Reports......................................... 32
                   7.19     Compliance with Loan Documents.................. 33
                   7.20     No Agreements that Violate this Agreement....... 33
                   7.21     Ratification and Approval of ................... 33
                   7.22     Company 1997 Tax Returns and K-1................ 33
                   7.23     Closing Deliveries.............................. 33
                   7.24     Resignation..................................... 33

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SECTION 8.         CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE.... 34
                   8.1      Conditions to Closing by All Parties............ 34
                   8.2      Conditions to Closing by Heartland and Newco.... 34
                   8.3      Conditions to Closing by the Founders........... 35

SECTION 9.         CLOSING.................................................. 36
                   9.1      The Closing..................................... 36
                   9.2      Items/Documents Delivered and Exchanged at the
                            Closing......................................... 36

SECTION 10.                 POST CLOSING COVENANTS.......................... 37
                   10.1     Post-Closing Matters -- Possession of and Title
                            to the Shares................................... 37
                   10.2     Post-Closing Company Excess Expenses............ 38
                   10.3     Press Releases.................................. 38
                   10.4     Insurance....................................... 38
                   10.5     Payment of Sales, Use or Similar Taxes;
                            Prorations...................................... 38

SECTION 11.                 REMEDIES........................................ 38
                   11.1     Survival of Representations and Warranties...... 38
                   11.2     Indemnification Obligations of the Founders..... 39
                   11.3     Indemnification Obligations of Heartland........ 40
                   11.4     Indemnified Claims.............................. 40
                   11.5     Character, Effect and Payment of Indemnity
                            Payments........................................ 42
                   11.6     Equitable Relief................................ 42
                   11.7     Cumulative...................................... 42
                   11.8     Tax Matters..................................... 42

SECTION 12.                 TERMINATION..................................... 44
                   12.1     Termination..................................... 44
                   12.2     Procedure and Effect of Termination............. 45

SECTION 13.                 MISCELLANEOUS................................... 45
                   13.1     Binding Effect.................................. 45
                   13.2     Notices......................................... 45
                   13.3     Governing Law; Venue............................ 47
                   13.4     Assignability................................... 47
                   13.5     Counterparts.................................... 47
                   13.6     Amendments...................................... 47
                   13.7     Severability.................................... 47
                   13.8     Consents........................................ 47
                   13.9     Waiver.......................................... 47
                   13.10    Further Assurances.............................. 48
                   13.11    Attorneys' Fees................................. 48
                   13.12    Third Party Beneficiaries....................... 48
                   13.13    Titles and Subtitles............................ 48
                   13.14    Presumptions.................................... 48

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                   13.15    Effect of Agreement............................. 48
                   13.16    Entire Agreement................................ 48

                                       iv
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                                LIST OF EXHIBITS


EXHIBIT "A" -               Merger Agreement................................A-1

EXHIBIT "B" -               The Company Schedule............................B-1

EXHIBIT "C" -               Form of Employment Agreement....................C-1

EXHIBIT "D" -               Form of Founder Preservation of Goodwill, Release
                            and Confidentiality Agreement...................D-1

EXHIBIT "E" -               List of Key Employees ..........................E-1

EXHIBIT "F" -               Supplemental Real Estate Agreement..............F-1

EXHIBIT "G" -               Form of Guaranty ...............................G-1

EXHIBIT "H" -               Form of Note ...................................H-1

EXHIBIT "I" -               Articles of Incorporation and Bylaws............I-1

EXHIBIT "J" -               Agreement Regarding Payment of Existing
                            Creditors ......................................J-1

EXHIBIT "K" -               Equipment Schedule .............................K-1

EXHIBIT "L" -               Counsel Opinions ...............................L-1

EXHIBIT "M" -               Form of Escrow Agreement .......................M-1

EXHIBIT "N" -               Form of Bank Escrow Agreement ..................N-1


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                      AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of April 10, 1998, by and among:

(i) (a) SOLDER STATION-ONE, INC., a California corporation, having its principal place of business at 2231 West Cape Cod Way, Santa Ana, California 92703 (the "Company");

         (b) ODILON CARDENAS ("Mr. Cardenas"), an individual officer, director and shareholder of the Company residing in California;

         (c) ENEDINA CARDENAS ("Mrs. Cardenas") (and together with Mr. Cardenas the "Founders"), an individual officer, director and shareholder of the Company residing in California;

(ii) HEARTLAND TECHNOLOGY, INC. ("Heartland"), a Delaware corporation, having a business address located at 547 West Jackson Boulevard, Suite 1510, Chicago, Illinois 60061; and

(iii) SS ACQUISITION CORPORATION ("Newco"), a California corporation, and wholly-owned subsidiary of Heartland,

with reference to the following:


                                    RECITALS

The following provisions form the basis for, and are hereby made a part of, this
Agreement:

A. The Company is engaged in the business of providing finishing services for printed circuit boards.

B. The Company has authorized capital stock consisting of 1,000,000 shares of common stock (the "Common Stock"), of which 127,786 shares will be issued and outstanding immediately prior to the Closing (the "Shares"). The Founders own all issued and outstanding shares of Common Stock.

C. Heartland and Newco desire to acquire the Company, and the Company desires to be acquired by Heartland and Newco through a merger of Newco with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

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D.       The Boards of Directors of Heartland, Newco and the Company have each duly approved and adopted this Agreement and the Merger Agreement in substantially the same form of Exhibit A attached hereto (the "Merger Agreement").

E. This Agreement is intended to set forth all the terms and conditions upon which the parties have agreed to effectuate the acquisition of the Company by Newco and Heartland.


                                   AGREEMENTS

In consideration of the mutual covenants, agreements, representations and warranties and conditions contained herein, the parties hereby agree as follows:


                  SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 DEFINITIONS. In addition to the capitalized terms defined elsewhere in this Agreement, the following defined terms shall have the meanings ascribed to them below for all purposes of this Agreement:

         (i) "Affiliate" shall have the meaning set forth, as of the Closing, in the rules and regulations promulgated by the Securities and Exchange Commission pursuant to the Securities Act (as hereinafter defined);

         (ii) "Aggregate Consideration" shall mean the aggregate amount paid to the Founders for the Shares pursuant to Section hereof;

         (iii) "Board" shall mean the Board of Directors of the Company;

         (iv)  "CGCL" shall mean the California General Corporation Law;

         (v) "Closing" shall mean the date upon which the transactions contemplated by this Agreement are consummated in accordance with Section hereof;

         (vi)  "Code" shall mean the Internal Revenue Code of 1986, as amended;

         (vii) "Company Schedule" shall mean that schedule attached hereto as Exhibit B setting forth the Company's and Founders' exceptions to, and disclosures in connection with, their representations and warranties under Sections or hereof as described therein and pursuant thereto;

         (viii) "Contract" shall mean any written or oral agreement, commitment, arrangement, instrument, license or restriction to which the Company is a party or by which its assets or property is bound;

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         (ix) "Employment Agreement" shall mean the employment agreements between each Key Employee, on the one hand, and the Company on the other hand, in the form attached hereto as Exhibit C to be executed and delivered at the Closing pursuant to Section hereof;

         (x) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

         (xi) "Founder Preservation of Goodwill, Release and Confidentiality Agreement" shall mean the Founder Preservation of Goodwill, Release and Confidentiality Agreement between each Founder, on the one hand, and Heartland and the Company on the other hand, in the form attached hereto as Exhibit D to be executed and delivered by each Founder at the Closing pursuant to Section hereof;

         (xii) "GAAP" shall mean generally accepted accounting principles consistently applied in accordance with past practice;

         (xiii) "Key Employee" shall mean the employees listed on Exhibit E;

         (xiv) "Loan Documents" shall mean the Loan and Security Agreement dated as of April 10, 1998 between Solder Station-One, Inc. and SS Acquisition Corporation as Borrower and LaSalle National Bank (the "Bank") as Bank (the "Loan Agreement"), the Subordination Agreement dated as of April 10, 1998 between Borrower, Odilon Cardenas, Enedina Cardenas and the Bank (the "Bank Subordination Agreement"), the Guaranty dated as of April 10, 1998 from Heartland to Bank (the "Bank Guaranty"), the Pledge Agreement dated as of April 10, 1998 by and between Heartland and the Bank, and the Collateral Assignment of Indemnities dated as of April 10, 1998 between Heartland, the Bank and Odilon Cardenas and Enedina Cardenas.

         (xv) "Lien" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         (xvi) "Party" or "Parties" shall mean the Company, the Founders, Heartland and/or Newco, individually or collectively, as appropriate, for the context used;

         (xvii) "Person" shall mean an individual, a corporation, an association, a partnership, a trust or estate, a government or any department or agency thereof which is not a party hereto;

         (xviii) "Securities Act" shall mean the Securities Act of 1933, as amended;

         (xix) "Supplemental Real Estate Agreement" shall mean the Supplemental Real Estate Agreement between the Cardenas Family Trust and Heartland in the form attached

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hereto as Exhibit F to be executed and delivered at the Closing pursuant to
Section hereof;

         (xx) "Taxes" shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) any transferee liability, or liability pursuant to or under any Contract, in respect of any items described in clauses (i) and/or (ii).

         (xxi) "Tax Return" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes; and

         (xxii) "Transaction Documents" shall mean this Agreement and all other documents expressly required to be executed on or prior to the Closing pursuant hereto including, without limitation, the Merger Agreement, the Founder Preservation of Goodwill, Release and Confidentiality Agreement, the Employment Agreements, the Notes, the Guaranty, and the Supplemental Real Estate Agreement and expressly excluding the Loan Documents.

1.2 RULES OF CONSTRUCTION. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Exhibits hereto, as the same may from time to time be amended or supplemented and not to any subdivision contained in this Agreement. The word "including" when used hereof is not intended to be exclusive and means "including, without limitation". References hereof to "dollars," "U.S.$" and "$" are to United States dollars. References hereof to section, subsection or exhibit shall refer to the appropriate section, subsection or exhibit in or to this Agreement.


                               SECTION 2. GENERAL

2.1 THE MERGER. In accordance with the provisions of this Agreement, the Merger Agreement and the CGCL, Newco shall be merged with and into the Company (the "Merger"), which at and after the Effective Time shall be, and is sometimes herein referred to as, the "Surviving Corporation." Newco and the Company are sometimes referred to as the "Constituent Corporations."

2.2 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Merger Agreement shall be executed and certified by each of the Constituent Corporations and delivered to and filed with the Secretary of State of the State of California at the Closing

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in the manner provided under the CGCL. The Merger shall become effective (the
"Effective Time") upon the filing and recording of the Merger Agreement by the Secretary of State of the State of California in accordance with the CGCL.

2.3 Effect of Merger. At the Effective Time, the separate existence of Newco shall cease and Newco shall be merged with and into the Company, and the Company, as the Surviving Corporation, shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations as provided in Section 1107 of the CGCL.

2.4 Charter and Bylaws of Surviving Corporation. From and after the Effective
Time: (i) the Articles of Incorporation of the Surviving Corporation shall be amended pursuant to the Merger Agreement; and (ii) the Merger shall have all the effects provided by applicable law.

2.5 Taking of Necessary Action. Prior to the Effective Time, the Parties hereto shall use their best efforts to do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement, the CGCL and other applicable law.

           SECTION 3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS, EXCHANGE OF CERTIFICATES

3.1 Aggregate Consideration. Subject to the adjustments described in the next sentence, the entire consideration payable by Newco with respect to the Shares of the Company shall be Seven Million Two Hundred Sixty Thousand Dollars ($7,260,000) (the "Aggregate Consideration") payable in accordance with Section
 . The Aggregate Consideration will be: (i) decreased by the amount equal to the difference between Five Hundred Thousand Dollars ($500,000) minus the cash or cash equivalent assets of the Company available as of the close of business of the date of Closing; and (ii) increased by the amount equal to the difference between the cash or cash equivalent assets of the Company available as of the close of business of the date of Closing minus Five Hundred Thousand Dollars ($500,000) provided such increase shall not exceed Two Hundred Thousand Dollars ($200,000). In no event will the total Aggregate Consideration exceed Seven Million Four Hundred Sixty Thousand Dollars ($7,460,000). If the Company incurs any undisclosed liability outside the ordinary course of business since November 30, 1997, Heartland and Newco may request a further adjustment prior to the Closing, and the Parties will negotiate in good faith appropriate adjustments to be made to the Aggregate Consideration at the Closing without obligation on the Founders' or the Company's part to agree to such adjustment or to proceed with the Closing. Not later than the Closing, the Company shall deliver to Heartland a statement (the "Closing Statement") setting forth the amounts of said cash assets and liabilities, together with a certificate of an officer of the Company certifying that the amounts set forth on the Closing Statement are accurate as of the Closing in all material respects; provided that, any such inaccuracies shall be reconciled to the actual amounts within ten (10) days after the Closing. The Company may distribute to Founders any sums on or prior to Closing so long as such distributions are reflected in the Closing Statement.

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3.2 EFFECT ON CAPITAL STOCK. At the Effective Time, subject and pursuant to the terms and conditions of this Agreement and the Merger Agreement, by virtue of the Merger, and without any action on the part of the Constituent Corporations or the holders of the capital stock of the Constituent Corporations: (i) each Share of the Company (excluding the Common Stock into which shares of Newco shall have been converted by virtue of the Merger) shall be converted into and evidence the right to receive a pro rata portion of the Aggregate Consideration; and (ii) each share of Newco then issued and outstanding shall be converted into and shall become one (1) share of Common Stock of the Surviving Corporation.

3.3 PAYMENT OF AGGREGATE CONSIDERATION. Upon execution of this Agreement, the Aggregate Consideration for the Shares shall be paid by Heartland and Newco to the Founder(s) pursuant to the terms of the Bank Escrow Agreement attached hereto as Exhibit N (the "Bank Escrow Agreement") and the Escrow Agreement attached hereto as Exhibit M (the "Escrow Agreement") (the Bank Escrow Agreement and the Escrow Agreement are collectively referred to as the "Escrow Agreements") as follows: (i) the Constituent Corporations shall make and deliver, and Heartland shall execute and deliver a guaranty (the "Guaranty"), set forth in Exhibit G, for, a promissory note of One Million Seven Hundred Thousand Dollars ($1,700,000), the terms and conditions of which are set forth in Exhibit H- 1 (the "Note"); (ii) the Constituent Corporations shall make and deliver a promissory note of Four Hundred Thousand Dollars ($400,000), the terms and conditions of which are set forth in Exhibit H-2; (iii) the Constituent Corporations shall make and deliver a promissory note of One Hundred Seventy-Five Thousand Dollars ($175,000) on behalf of the Founders payable to Corporate Finance Associates as partial payment of the Transaction Expenses owed to Corporate Finance Associates by the Founders, the terms and conditions of which are set forth in Exhibit H-3 (the notes in Exhibits H-1, H-2 and H-3 are collectively referred to as the "Notes"); and (iv) the difference between the Aggregate Consideration and Two Million Two Hundred Seventy-Five Thousand Dollars ($2,275,000), payable in cash after payment of any fees to be paid by the Founders pursuant to Section for Transaction Expenses incurred prior to Closing (including, but not limited to, legal fees incurred in connection with the execution and consummation of this Agreement) ("Aggregate Cash Consideration"). Payment of the Aggregate Cash Consideration will be made in immediately available funds by wire transfers to a single bank account designated in writing by the Founders not less than a reasonable time prior to the Closing.

3.4 DELIVERY OF SHARES. Upon the execution of this Agreement, Founders shall surrender and deliver the certificates evidencing the Shares endorsed in blank in favor of Newco.


            SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

Each Founder represents and warrants, severally and not jointly, for himself or herself, to Heartland and Newco, as set forth below, except as disclosed, in the Company Schedule:

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         (i) Founder is at least twenty-one (21) years of age and has the power, authority, capacity, competence and legal right: (a) to execute and deliver the Transaction Documents to which he/she is a Party; (b) to vote his/her interest in the Shares in approving the Merger on the terms and conditions described herein; and (c) to perform and observe the terms and provisions of the Transaction Documents to which he/she is bound;

         (ii)  Founder is a resident of the State of California;

         (iii) each Founder is the spouse of the other and each Founder has read this Agreement and understands that Heartland and Newco shall acquire by the Merger all of the Shares which his/her spouse owns including any community property or other interest he/she might have in the Shares shall be surrendered in return for payment of the Aggregate Consideration. Founder agrees that his/her interest in the Shares which his/her spouse owns, including any community property interest in such Shares, shall be irrevocably assigned, transferred, conveyed and surrendered as part of the Merger pursuant to this Agreement;

         (iv) Founder: (a) is the record and beneficial owner of his/her interest in the Shares; (b) holds such Shares free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any nature whatsoever; (c) has not heretofore entered into any commitment for the sale of his/her portion of the Shares or otherwise conveyed or encumbered his/her interest (voting or otherwise) with respect thereto; and (d) by delivering his/her Shares to Newco and the Company, Founder shall convey good and marketable title to such Shares free and clear of any and all liens, pledges, encumbrances, charges, agreements or claims of any nature except those created as expressly provided under this Agreement and the Merger Agreement;

         (v) Founder's execution and delivery of this Agreement and the other Transaction Documents to which Founder is a Party, performance of his/her obligations hereunder and thereunder, and the surrender and delivery of his/her Shares will not: (a) violate any provision of law, any order of any court or government agency, the Articles of Incorporation or the Bylaws of the Company or any provision of any indenture, agreement or other instrument, including all stock purchase agreements, shareholder agreements and registration rights agreements, to which such Founder or any of his/her properties or assets are bound; or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of such Founder;

         (vi) Founder's Shares: (a) have been duly authorized and validly issued by the Company to such Founder; (b) consist of all issued and outstanding capital stock of the Company; and (c) are fully paid and nonassessable shares of Common Stock free and clear of all liens, charges, restrictions, claims and encumbrances. The surrender and delivery of such Shares are not subject to any preemptive right or any right of first refusal or other right in favor of any Person that have not been waived or terminated as of the Closing;


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         (vii) Founder has obtained from relevant government authorities, regulatory agencies and other Persons any and all consents, permits, approvals or authorizations required of Founder to consummate the Merger;

         (viii) this Agreement and the other Transaction Documents to which he/she is a Party have been duly executed and delivered and, in accordance with the terms of this Agreement and the other Transaction Documents, constitute a valid and binding obligation enforceable against him, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (ix) Founder has no right, title or interest in or to the Company Intellectual Property (as defined in Section hereof);

         (x) subject to the accuracy of the representations and warranties of Heartland and Newco set forth in Section hereof, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by Founder of this Agreement and the other Transaction Documents, or the surrender and delivery of Founder's portion of the Shares, other than filings pursuant to state securities laws (all of which filings have been made by the Company or Founder on or prior to the Closing) in connection with the Merger;

         (xi) except as contemplated by this Agreement and except as set forth in the Company Schedule, neither the Founder nor any Person authorized or employed by Founder as agent, broker, dealer or otherwise has offered the Shares for sale to, or solicited any offer to buy the Shares from, or otherwise approached or negotiated with respect thereto with, any Person or Persons, and neither the Founder nor any Person acting on Founder's behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with the Shares under the Securities Act or the rules and regulations of the Securities Exchange Commission thereunder), in either case so as to subject the offering, issuance or sale of the Shares to the registration provisions of the Securities Act;

         (xii) except with respect to Founder's obligation to pay a brokers fee to Corporate Finance Associates, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Founder;

         (xiii) Founder has had the opportunity to consult or has been represented by his/her own legal counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Founder is not relying on any statements, representations or warranties provided by Heartland and/or Newco or any of each of its employees, officers, agents or directors not specifically set forth in this Agreement or the other Transaction

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
Documents and neither Heartland nor Newco is making any representations, warranties or agreements, whether actual or implied, not specifically set forth herein or therein; and

         (xiv) no statements by Founder contained in this Agreement, the other Transaction Documents to which Founder is a Party or any written statement or certificate furnished or to be furnished by such Founder to Heartland and/or Newco pursuant hereto or in connection with the transactions contemplated hereby (when read together) contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact which Founder has not disclosed to Heartland, Newco or their counsel in writing and of which Founder is aware which materially and adversely affects and could materially or adversely affect the business, financial condition, operations, property or affairs of the Company or Heartland's investment.


                    SECTION 5. REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE FOUNDERS

         (i) Subject to those exceptions and disclosures set forth in the Company Schedule, the Company and each Founder, jointly and severally, hereby makes the representations and warranties to Heartland and Newco set forth in this Section . The Company Schedule shall make explicit reference to the whole section (i.e., or ) of this Section as to which exception is taken and disclosure made, which in each case shall constitute the sole section of this Section as to which such exception or such disclosure shall apply and shall include only those items which are set forth or incorporated by reference therein when this Agreement is executed or in any bringdown supplements to the Company Schedule delivered at the Closing that Heartland and Newco accept as an exception or disclosure to the Company's representations and warranties pursuant hereto by consummation of the Closing; provided that, notwithstanding the text of this Section to the contrary, to the extent any disclosure requires the production of copies of Contracts to Heartland and Newco which are already in the possession of Heartland and Newco, the Company and the Founders shall only be required to identify the Contract with sufficient specificity on the Company
Schedule in order to comply with the Company's and the Founders' obligations hereunder.

         (ii) No fact or circumstance disclosed to Heartland and Newco shall constitute an exception to the following representations and warranties unless such fact or circumstance is set forth in the Company Schedule as an exception to the representations and warranties in this Section or has otherwise previously been disclosed to Heartland and Newco in writing.

         (iii) For purposes of this Section , "to the best of the Company's or Founder's knowledge" or variations thereof (except where actual knowledge is indicated) when used herein shall mean to the best knowledge of each of the Founders and the other officers and directors of the Company and, when used in this context, shall mean as to the facts or circumstances represented: (a) actual knowledge of the Founders and the other officers and directors of the Company; and (b) knowledge that the Founders or any other officer or inside director should have obtained from examining such books and records which such officer or director would be expected to examine, including, without limitation, the Company corporate minute books and stock ledgers, the financial statements described in Section hereof and all material contracts to which the Company is a Party; and (c) knowledge that the Founders or any other officer or inside director should have from the exercise of a reasonable diligence in the conduct of the business of the Company, considering all relevant facts and circumstances.

5.1      ORGANIZATION, QUALIFICATIONS AND CORPORATE POWER.

         (i) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, is duly licensed or qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which the conduct of its business makes such qualification necessary except where the failure to be so qualified will not have a material adverse effect on the Company's business as presently conducted. The Company has the corporate power and authority to own and hold its properties, to carry on its business as now conducted, to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a Party.

         (ii) The Company Schedule sets forth each Person which it controls, directly or indirectly, and any other Person of which the Company is the owner of record (whether beneficial, direct or indirect) of any shares of capital stock or securities convertible into capital stock or of any equity interest in any partnership, joint venture or other non-corporate business enterprise and except as expressly provided therein, the Company has no such relationships. The Company has no subsidiaries. To the extent there are any disclosures provided in the Company Schedule pursuant to this item "ii": (1) the Company Schedule includes true and complete copies of any and all material formation and organizational documents, investment, stock or asset purchase agreements, Articles of Incorporation, Bylaws, shareholders agreements and the like related thereto; and (2) the Company has no continuing obligations of a material nature to any such Person of any type or nature whatsoever which are not specifically identified in the Company Schedule.

         (iii) The Company employs no employees residing outside of the State of California. The Company Schedule includes a list of all current employees along with their place of employment.

         (iv) The Company Schedule provides as a disclosure a true and complete listing of the locations of all sales offices and any other offices or facilities of the Company. The Company Schedule contains a true and complete list of all states in which the Company is duly qualified to transact business as a foreign corporation.

         (v) A true and complete copy of the Articles of Incorporation and the Bylaws of the Company in effect prior to the date hereof and as to be in effect as of the Closing are attached hereto as Exhibit I.

5.2      AUTHORIZATION OF AGREEMENTS, ETC.

         (i) The Company's execution and delivery of this Agreement and the other Transaction Documents and Loan Documents to which it is a Party, and the performance of its obligations hereunder and thereunder have been duly authorized by all requisite corporate and shareholder action, as applicable, and the performance of its obligations under the Transaction Documents will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or the Bylaws of the Company or any provision of any indenture, agreement or other instrument to which the Company, or any of its properties or assets are bound, which has not been waived or terminated as of the Closing, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

         (ii) The Shares have been duly authorized and validly issued and constitute all issued and outstanding capital stock of the Company.

         (iii) As used in this Section , representations as to valid issuance include representations that such issuance complies with all applicable state and federal securities laws.

         (iv) Without limiting the foregoing provisions of this Section , the Shares are not subject to any limitations on transfer including, without limitation, rights of first refusal and repurchase rights which have not been waived or terminated as of the Closing other than restrictions pursuant to federal and state securities laws.

5.3 VALIDITY. This Agreement and the other Transaction Documents to which the Company is a Party, when executed and delivered by the Company, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4      AUTHORIZED CAPITAL STOCK.

         (i) As of the Closing, the authorized capital stock of the Company shall consist solely of One Million (1,000,000) shares of Common Stock, of which One Hundred Twenty- Seven Thousand Seven Hundred Eighty-Six (127,786) shares are issued and outstanding. All of the outstanding securities of the Company immediately prior to the Closing are duly authorized, validly issued, fully paid and non-assessable.

         (ii) There are no authorized shares of preferred stock or any capital stock other than common stock.

         (iii) As of the Closing, each option or other right to purchase capital stock of the Company, if any, that has not been exercised or converted into shares of capital stock of the Company prior to the Closing will be cancelled.

         (iv) Except for the Shares: (1) no Person owns of record or is known to the Company to own beneficially any shares of capital stock of the Company; (2) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding; and (3) the Company has not committed to issue shares, subscriptions, warrants, options, convertible securities, or other such rights nor to distribute any evidence of indebtedness or any assets to holders of any of its equity securities.

         (v) Except as provided in the Articles of Incorporation of the Company, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein, or pay any dividend or make any other distribution in respect thereof, which has not been terminated or waived as of the Closing.

         (vi) Except as specifically set forth in this Agreement, there are no voting trusts or agreements, shareholders' agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any securities of the Company (whether or not the Company is a Party thereto) which will not be terminated or waived as of the Closing.

5.5      FINANCIAL STATEMENTS.

         (i) The Company has furnished to Heartland as a disclosure as part of the Company Schedule, copies of the following financial statements: (a) audited balance sheets of the Company as of December 31, 1995 and 1996, and an unaudited balance sheet as of November 30, 1997; and (b) profit and loss statements for the years then ended. All financial statements furnished to Heartland have been certified as true and correct by the President and Chief Financial Officer of the Company. The balance sheet of the Company as of November 30, 1997, is hereinafter referred to as the "Balance Sheet."

         (ii) All financial statements delivered pursuant to (i) above (collectively, the "Financial Statements") are: (a) complete and in accord with the books and records of the Company; and (b) fairly and accurately present the financial position of the Company and results of operations of the Company as at the dates and for the periods indicated. The Financial Statements have been prepared in accordance with GAAP consistently applied, except: (a) as expressly stated therein; and (b) to the extent the Financial Statements as of November 30, 1997 do not contain footnotes as required by GAAP and are subject to year end adjustments which in the aggregate are not material and are consistent with past practice. Except as and to the extent reflected or reserved against in the Financial Statements, the Company does not have, as of the date of such financial statements, any liabilities or obligations (absolute or contingent) of a nature required in a financial statement or notes thereto prepared in accordance with GAAP. The reserves, if any, reflected on the Balance Sheet are reasonable.

         (iii) Since the date of the Balance Sheet and except with respect to transactions contemplated in this Agreement including, but not limited to, legal expenses incurred by the Company in connection with the negotiation and consummation of this Agreement and the transactions contemplated thereby: (a) there has been no material change in the assets, liabilities or financial condition of the Company from the figures that were reflected in the Balance Sheet except for changes in the ordinary course of business which in the aggregate have not been materially adverse; and (b) none of the business, financial condition, operations, property or affairs of the Company has been materially and adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.

5.6 NO UNDISCLOSED LIABILITIES. The Company has no liabilities that are of any nature absolute, accrued, contingent or otherwise ("Liabilities"), except: (a) Liabilities fully reflected or reserved against on the Balance Sheet or in the notes to the Financial Statements; (b) Liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and (c) expenses incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated thereby.

5.7 EVENTS SUBSEQUENT TO THE DATE OF THE BALANCE SHEET. Since the date of the Balance Sheet and except as expressly contemplated in this Agreement, the Company has not: (i) issued any shares of capital stock, debt instruments, warrants, options or commitments relating to the authorized shares (whether issued or unissued) of capital stock of the Company; (ii) suffered any material adverse change in its financial condition or in the operation of its business;
(iii) borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), except current liabilities incurred and liabilities under contracts entered into in the ordinary course of business;
(iv) discharged or satisfied any material lien or encumbrance or incurred or paid any material obligation or liability (absolute, accrued or contingent) other than current liabilities shown on the Balance Sheet or current liabilities incurred after the date of the Balance Sheet and in the ordinary course of business; (v) declared or made any payment or distribution to shareholders, or purchased or redeemed any share of its capital stock or other security; (vi) mortgaged, pledged or subjected to lien any of its material assets, tangible or intangible, other than liens of current real property taxes not yet due and payable and other liens which are not material; (vii) sold, assigned or transferred any of its material tangible assets except in the ordinary course of business, nor cancelled any debt or claim owed to the Company; (viii) sold, assigned, transferred or granted any exclusive license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset; (ix) suffered any material loss of property, whether or not covered by insurance, or waived any right of substantial value whether or not in the ordinary course of business; (x) made any change in officer compensation except in the ordinary course of business and consistent with past practice;
(xi) made any change in any method of accounting or accounting practice by the Company; (xii) made any material change in the manner of business or operations of the Company; (xiii) entered into any transaction except in the ordinary course of business;

(xiv) paid, loaned or advanced any amount to, or sold transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its affiliates, officers, directors or stockholders or any affiliate or associate of any of the foregoing other than regular payments of salaries and reimbursements of expenses in the ordinary course of business consistent with past practices; (xv) entered into any commitment (contingent or otherwise) to do any of the foregoing; or (xvi) agreed to take any action described in this Section or outside of its ordinary course of business which would constitute a breach of any of its representations contained in Section of this Agreement.

5.8 LITIGATION; COMPLIANCE WITH LAW. There is no: (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company's knowledge, threatened against or directly affecting the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) arbitration proceeding relating to the Company pending or to the best of the Company's knowledge threatened; or (iii) governmental inquiry pending or, to the best of the Company's knowledge, threatened against or directly affecting the Company (including, without limitation, any inquiry as to the qualification of the Company to hold or receive any license or permit). To the Company's actual knowledge, there is no reasonable and valid basis for any of the foregoing. The Company, to its best knowledge, is not currently exposed to any liability that would be reasonably expected to be material and adverse to its business, financial condition, operations, property or affairs. The Company is not in default or violation of any order, writ, judgment, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which default or violation would reasonably be expected to have a material adverse effect on the business or properties of the Company. There is no action, suit, claim or proceeding by the Company pending or currently threatened against others. The Company has complied in all material respects with all laws, rules, regulations and orders to the best of the Company's knowledge applicable to its business, operations, properties, assets, products and services, and has all necessary permits, licenses, approvals and authorizations required to conduct its business as conducted. There is no existing law, rule, regulation or order, and to the Company's actual knowledge there are no proposed laws, rules, regulations or order, whether federal or state, which would prohibit or restrict the Company in any material respect from, or otherwise materially adversely affect the Company in, conducting its business in any jurisdiction in which it is now conducting business.

5.9      INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

         (i) The Company owns or holds sufficient right, title or interest in and to all patents, copyrights, technology, software, know-how, processes, trade secrets, trademarks, service marks and trade names (collectively, "Intellectual Property") used in or necessary for the conduct of the Company's business as presently conducted (the "Company Intellectual Property") free and clear of all liens, claims and encumbrances that would prohibit or restrict the Company from conducting its business as currently conducted. The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to the

Company's interest pursuant to Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect. The Company Schedule contains an accurate and complete list and brief description of: (1) all patents, trademarks (with separate listings of registered and unregistered trademarks), tradenames, and registered copyrights, all applications for any of the foregoing owned by or registered in the name of the Company; (2) all Contracts relating thereto; (3) all Contracts with Persons relating to products made, used, sold, marketed and/or distributed by the Company (the "Third Party Licenses") relating to any Intellectual Property or technology that the Company is licensed or otherwise authorized by such Persons to use, market, distribute or incorporate into products or services marketed and distributed by the Company to the extent, in each case, that the same is material to the conduct of the business of the Company (such software, technology, know-how and processes being hereafter collectively referred to as the "Third Party Technology"); and (4) all Contracts pursuant to which the Company or any Founder agreed to restrictions on the use or disclosure of any Company's or any Person's Intellectual Property, or any restrictions from any conduct or business, materially relating to the nature of the business conducted by the Company to the extent, in each case, that the same is material to the conduct of the business of the Company. The transactions expressly contemplated by this Agreement will not alter or impair any Company Intellectual Property. No claims remain outstanding, are currently pending or, to the best of the Company's knowledge, have been threatened or asserted against the Company by any Person: (a) challenging the Company's use or distribution of any products, software or Intellectual Property utilized by the Company in a material fashion (including, without limitation, the Third Party Technology);
(b) challenging the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses); or
(c) challenging the scope, validity, enforceability, entitlement or the Company ownership rights in the Company Intellectual Property. To the best of the Company's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which would be reasonably expected to in any material way adversely interfere with the continued exploitation by the Company of any of its products or services. The use by the Company of any the Company Intellectual Property and the conduct of the Company's business does not infringe on the rights of, constitute misappropriation of, or unfair competition with respect to any Intellectual Property or proprietary information or intangible property right of any Person.

         (ii) The Company Schedule contains an accurate description or copy of each Contract pursuant to which any Person has the right to manufacture, reproduce, distribute, market or exploit any products of the Company, any adaptations, translations, or derivative works based on such products or any portion thereof or any Company Intellectual Property embodied in any of the foregoing.

         (iii) Except for Third Party Technology and public domain technology, all the Company Intellectual Property material to the business of the Company as presently conducted, including designs, specifications, invention, source code, object code, documentation, flow charts and diagrams were written, developed and created solely and exclusively by employees and consultants of the Company without the material assistance of any other Person.

         (iv) To the best of the Company's knowledge, no employee or consultant of the Company is in violation of any term of any employment or consulting Contract to not disclose or assign any Company Intellectual Property or other Contract relating to the nature of the business conducted by the Company.

5.10 TITLE TO PROPERTIES AND RELATED MATTERS. Without limiting the provisions of Section hereof, the Company has good and marketable title to its properties and assets reflected on the Balance Sheet or acquired by it since the date of the Balance Sheet (other than properties and assets disposed of in the ordinary course of business or as expressly contemplated by this Agreement since the date of the Balance Sheet), and all such properties and assets are free and clear of mortgages, pledges, security interests, liens, charges, claims, restrictions and other encumbrances, except for liens for current taxes not yet due and payable and minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations of the Company.

5.11 LEASEHOLD INTERESTS. Each agreement and lease to which the Company is a Party or under which it is a lessee of any property, real or personal, is listed in the Company Schedule and is a valid and subsisting agreement without any material default of the Company thereunder and to the best knowledge of the Company without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a material default or event of default by the Company under any such lease or agreement or, to the best knowledge of the Company, by any other party thereto. The Company's possession of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests.

5.12 INSURANCE. The Company Schedule lists all insurance policies maintained by the Company along with types of coverage, the amounts of coverage and the insurance carriers. To the best of the Company's knowledge, such amounts and such coverage are reasonable against all risks usually insured against by persons operating properties and businesses of a similar type, nature and size to that of the Company in the localities where the Company's properties and businesses are located. Such insurance is under valid and enforceable policies issued by insurers of recognized responsibility and such policies will not in any way be impaired, or terminate or lapse by reason of, this Agreement or the transactions expressly contemplated herein. The Company has not done anything, either by way of action or inaction, that invalidates such policies in whole or in part.

5.13     TAXES.

         (i) The Company has properly and timely elected under Section 1362 of the Code, and, except as set forth on the Company Schedule, under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a Tax Return, to be treated as an "S" corporation for the period commencing on July 1, 1988, and the Company will be an "S" corporation up to and including the day before the Closing Date.

         (ii) All Tax Returns that were required to be filed by or on behalf of the Company have been properly prepared and duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. All amounts that are due from the Company with respect to the periods covered by such Tax Returns (including interest and penalties) have been fully paid, and reasonably adequate reserves or accruals for Taxes on the Company have been provided for with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

         (iii) The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all relevant periods under all applicable laws.

         (iv) Heartland has received complete copies of (i) all federal, state, local and foreign, if any, Tax Returns of the Company relating to the last three taxable periods of the Company (ii) any audit report issued within the last ten years (or otherwise with respect to any audit or investigation in progress) relating to Taxes due from or with respect to the Company, its income, assets or operations. Except as set forth on the Company Schedule, all of the Tax Returns filed by or on behalf of the Company has been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

         (v) The Company Schedule lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of the Company. Except as set forth on the Company Schedule, no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

         (vi) Except as set forth on the Company Schedule, all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including the Company have been fully paid, and there are no other audits or investigations by any taxing authority in progress, nor have the Founders, or the Company received any notice from any taxing authority that it intends to conduct such an audit or investigation. Except as set forth on the Company Schedule, no deficiency, assessment, or claim has been asserted by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         (vii) Except as set forth on the Company Schedule, neither the Company, nor any other Person (including any of the Founders) on behalf of the Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company, (iii) extended the time within which to file any Tax Return, which Tax Return has since not been filed or the assessment or collection of Taxes, which Taxes have not since been paid or (iv) any power of attorney with respect to any Tax matter currently in force.

         (viii) No property owned by the Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code.

         (ix) Neither Founder is a foreign person within the meaning of Section 1445 of the Code.

         (x) Except as set forth on the Company Schedule, the Company is not a party to any tax sharing or similar agreement or arrangement (whether or not written).

         (xi) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 280G of the Code.

         (xii) The Company is not a subject party to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

         (xiii) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company.

         (xiv) Except as set forth on the Company Schedule, the Company has no election in effect for federal income tax purposes under Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code.

5.14     OTHER AGREEMENTS.

         (i) The Company is not a party to or otherwise bound by any Contract, individually or in the aggregate, under which the obligations and benefits contemplated by the parties thereto would be reasonably expected to materially adversely affect the business, financial condition, operations, property or affairs of the Company. The Company Schedule sets forth an accurate and complete list and brief description, or copy in the form provided to Heartland of, or incorporates by reference, all Contracts that are material to the business prospect, financial condition, operations, property or affairs of the Company, that calls for fixed and/or contingent payments or expenditures by or to the Company of more than Twenty-Five Thousand Dollars ($25,000) per year ("Material Contract"). Without limiting the foregoing and except where exceptions are indicated on the Company Schedule, the Company is not a party to or otherwise bound by any:

                  (a) Contract that provides for the sale, licensing use or distribution by the Company of any of its products or its Intellectual Property except with respect to end-user agreements or licenses and not otherwise disclosed pursuant to Section hereof;

                  (b) distributor, dealer, manufacturer's representative or sales agency Material Contract which is not terminable on thirty (30) days notice or less without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

                  (c) Material Contract which entitles any customer to a rebate or right of set-off, to return any product to the Company after acceptance thereof or to delay the acceptance thereof, or which varies in any material adverse respect from the Company's standard form contracts;

                  (d) Contract with any third party (including, without limitation, OEMs, distributors and customers), without limiting the provisions of the Section hereof, granting rights to reproduce or manufacture any Company product or Company Intellectual Property, any exclusive rights of any kind with respect to any products of the Company or the Company Intellectual Property including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any products of the Company;

                  (e) Material Contract (including, without limitation, porting and development projects) of the Company that is currently expected to result in any material loss (before allocation of overhead and administrative costs) upon completion or performance thereof or pursuant to which the Company has material ongoing obligations to provide products, support, maintenance, upgrades or development services that are not terminable upon thirty (30) days notice;

                  (f) Contract with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium of any type including, without limitation, severance or termination pay, except as required by law;

                  (g) Contract with any labor union (and, to the knowledge of the Company, no organizational effort is being made with respect to any of its employees);

                  (h) Material Contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

                  (i) Contract or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

                  (j) guaranty of any obligation for borrowed money or otherwise other than those executed or endorsed in the ordinary course of collection;

                  (k) Material Contract, or group of related Material Contracts with the same party or any group of affiliated Persons, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

                  (l) Contract under which it has limited or restricted its right to compete with any Person in any respect, including the exploitation of Intellectual Property, in any place in the world;

                  (m) Material Contract or group of related Material Contracts with the same party which are continuing over a period of more than six
         (6) months from the date or dates thereof (including renewals or extensions optional with another party), which Contract or group of Contracts is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any contract or group of contracts with a customer of the Company for the sale, lease or rental of the Company's products or services if such contract or group of contracts was entered into by the Company in the ordinary course of business;

                  (n) The Company and to the best of the Company's knowledge, each other Party thereto have in all material respects performed all the material obligations required to be performed by them from January 1, 1994 to date under all Material Contracts of the type described above, have received no notice of default and are not in material default (with due notice or lapse of time or both) under any such Contract now in effect to which the Company is a Party or by which it or its property may be bound. The Company has no present expectation or intention of not fully performing all its obligations under each such Contract, and the Company has no actual knowledge of any breach or anticipated breach by the other Party to any Contract to which the Company is a Party;

                  (o) All Contracts to which the Company is a Party and by which it is bound including, without limitation, Third Party Licenses are valid, binding, in full force and effect and enforceable by the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). No such Contract contains any material liquidated damages adverse to the Company. To the best of the Company's knowledge, no Party to any such Contract intends to cancel, modify, amend or fail to perform such Contract in any material respect;

                  (p) No product liability or warranty claims have been communicated to, or, to the best of the Company's knowledge, threatened against the Company nor is there to the Company's best knowledge a specific situation, set of facts or occurrence that provides a basis for such a claim. The Company is under no liability or obligation, and no claim has been made and is pending, with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed Ten Thousand Dollars ($10,000) or as are disclosed on the Balance Sheet, whichever is greater. The Company has no outstanding loan or advance to any person, nor is it party to any line of credit, stand-by financing, revolving credit or other similar financing arrangement which would permit the borrowing by the Company of any sum of money except those reflected in the Financial Statements; and

                  (q) True and correct copies of each Contract listed on the Company Schedule as an exception to any provision of this Section (including all amendments thereto) are attached to the Company Schedule as a disclosure.

5.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company, reflected on the Balance Sheet, represent valid and genuine sales, leases, or licenses actually made in the ordinary course of business, are, to the best of the Company's knowledge, valid and binding obligations of the debtor, are not subject to payment conditioned upon resale, are not contingent upon the performance by the Company of any material obligation or contract, and are collectible with reasonable collection efforts after billing at the full recorded amounts net of reserves therefor on the Balance Sheet.

5.16 INVENTORY. The inventory of the Company as of the Balance Sheet Date consists of a quality and quantity generally usable and marketable in the ordinary course of business in all material respects and the values of material items which are not standard quality, are obsolete or are otherwise unmarketable have been written down on the Balance Sheet to their net realizable value or adequate reserves have been provided therefor.

5.17 ORDERS, COMMITMENTS AND RETURNS. All accepted and unfilled orders entered into by the Company for the sale, license, lease or other similar disposition by the Company of merchandise, and all agreements, contracts, or commitments for the purchase of supplies, were made in the ordinary course of the Company's business. No outstanding purchase commitment of the Company is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made and no purchase commitment or sale has terms and conditions materially more onerous to the Company than those usual and customary in the industry, in each case to the Company's actual knowledge, without inquiry.

5.18 COMPLIANCE WITH LAW. The Company is in compliance with all applicable laws, regulations and executive orders of all jurisdictions where the Company is doing business, except for those instances of noncompliance that in the aggregate will not be reasonably expected to have a material adverse effect on its business, operations or financial position as of the Closing. Neither the Company nor to the best of the Company's knowledge has any of its employees, in their capacity as employees, directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. The Company has not participated in any boycotts or other similar practices affecting any of its customers. The Company has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products or services applicable to the Company's business.

5.19 TRADE REGULATION. During the twelve (12) month period immediately preceding the Closing, the Company has not terminated its relationship with or refused to ship the Company's products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay the Company in excess of Ten Thousand Dollars ($10,000). No claims have been communicated or threatened against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind and no specific situation, set of facts, or occurrence provides any basis for any such claim.

5.20 INSIDER TRANSACTIONS. No director or officer of the Company and no immediate family members, actually known relatives or partners of any of them has any right or pecuniary interest in: (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any Intellectual Property, used in connection with or pertaining to the business of the Company; or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Products or technology of the Company; provided, however, that: (a) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership of less than five percent (5%) of the outstanding stock or debt securities of any privately or publicly-held company, the stock or debt securities of which publicly-held Company are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System; and (b) no such director or officer or other Person shall be deemed to have such an interest solely by virtue of the ownership by a partnership in which he/she is a partner of less than five percent (5%) of the outstanding voting stock or debt securities of any privately-held company.

5.21 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. The Company Schedule lists and describes all currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which the Company is a Party. True and correct copies of all such written agreements are included in the Company Schedule or have previously been supplied to counsel for Heartland. All salaries and wages paid by the Company are in compliance with applicable federal, state and local laws. Also shown on the Company Schedule are the names of all officers and any other employee persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of Fifty Thousand Dollars ($50,000) and the names of all employees with a title of "Director" of a department or above and the salaries for each such person. The Company's aggregate vacation time accrued as of November 30, 1997 does not exceed Fifty Thousand Dollars ($50,000). The Company has no existing written or oral agreements (other than those that may be implied by law) to pay severance pay to any of its employees.

5.22 GOVERNMENTAL AUTHORIZATION AND REGULATIONS. All material licenses, franchises, permits and other governmental authorizations held by the Company are valid and sufficient for the business presently carried on by the Company.

5.23 CORPORATE MINUTES, ETC. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

5.24 GOVERNMENTAL APPROVALS. Subject to the accuracy of the representations and warranties of Heartland set forth in Section hereof, no registration or filing with, or consent or approval of or other action by, any federal, state or other governmental agency or instrumentality is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement and the other Transaction Documents.

5.25 BROKERS. Except with respect to Founders' obligation to pay a brokers fee of Two Hundred Seventy-Five Thousand Dollars ($275,000) to Corporate Finance Associates, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

5.26 REAL PROPERTY.  The Company does not own any real property.

5.27 EMPLOYEE BENEFIT PLANS. The Company has not at any time had any employment benefit plans that are subject to ERISA, including, without limitation, stock option, stock bonus, restricted stock, phantom stock, profit-sharing, bonus, employee welfare benefit plans, profit-sharing, bonus, deferred compensation, severance pay or similar plan or agreement.

5.28  ENVIRONMENTAL MATTERS.  Except as provided as an exception in the Company
Schedule:

         (i) the Company has obtained all permits, licenses and other authorizations that are required under or by Environmental Laws ("Environmental Permits"). Such Environmental Permits are in full force and effect and the Company is not aware of any required capital expenditures to maintain the effectiveness of such Environmental Permits;

         (ii) the Company, its operations and assets and any real property owned, operated or leased by the Company have been and are in compliance in all material respects with all Environmental Laws and all terms and conditions of such permits, licenses and authorization required by such Environmental Laws;

         (iii) the Company has not received notice of any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans that are reasonably likely to interfere with or prevent continued compliance, or that are reasonably likely to give rise to any liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to Environmental Laws or the processing, distribution, use, treatment, storage, disposal, transport or handling of, Release or threatened Release of any Hazardous Substance from or attributable to the Company;

         (iv) the Company has not caused or permitted (except as set forth in the immediately following sentence), nor does there exist to the best of the Company's knowledge, any Release in any manner whatsoever, of any Hazardous Substance on or from any of its properties or assets or on or from any property or facility that it previously owned or leased except in compliance with Environmental Laws. The Company has not caused nor knowingly permitted, nor does there exist, to the best of the Company's knowledge, any such Release on or from a facility owned or operated by third parties but with respect to which the Company has or may be alleged to have liability. To the best of the Company's knowledge, the Company does not operate any properties where Hazardous Substances have been or are being used, stored or disposed of in other than immaterial amounts, and in the ordinary course of recovery, processing and transportation;

         (v) the Company has delivered to Heartland a true and complete copy of all environmental audits, evaluations, assessments, studies or tests relating to the Company's business, assets and/or properties;

         (vi) the Company has not at any time used any nickel at its facilities located at 249 S. Paseo Sonrisa, Walnut, California 91789; and

         (vii) for purposes of this Section, the following terms shall have the following meanings:

                  "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration of, on, or into the indoor or outdoor environment or into or out of any property.

                  "Environmental Law" means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 33 U.S.C. ss. 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. ss. 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                  "Hazardous Material" means any substance, material or waste which is regulated by any governmental authority, including, without limitation, any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

5.29 RELIANCE. The Company is not relying on any statements, representations or warranties provided by Heartland, its affiliates or any of their employees, officers, agents or directors not specifically set forth in this Agreement or the other Transaction Documents and Heartland is not making any representations, warranties or agreements, whether actual or implied, not specifically set forth herein or therein.

5.30 DISCLOSURE. Neither this Agreement nor any of the other Transaction Documents contain an untrue statement by the Company or Founders of a material fact or omit a material fact necessary to make such statements contained herein or therein not misleading. There is no fact actually known to the Founders or the Company which the Company or any of the Founders has not disclosed to Heartland and its counsel in writing which materially and adversely affects or could reasonably be expected to materially and adversely affect the business, financial condition, operations, property or affairs of the Company or Heartland's investment.

5.31 PROFESSIONAL SERVICES. The Company Schedule lists all of the matters in which Stradling Yocca Carlson & Rauth has represented, or provided any legal services for, the Company.

                    SECTION 6. REPRESENTATIONS AND WARRANTIES
                             OF HEARTLAND AND NEWCO

Heartland and Newco jointly and severally represent and warrant to the Company and each Founder that:

         (i) the shares of Newco were issued to Heartland in compliance with all federal and state securities laws, and it is understood that the shares of Newco have not been registered under the Securities Act and bear a legend to such effect, and Heartland is an "accredited investor" within the meaning of Rule 501 of the Securities Act, and did not acquire the shares of Newco for the purpose of resale or distribution;

         (ii) each of Heartland and Newco has no contract, arrangement or understanding with any broker, finder, investment banker or other Person that is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Heartland or Newco;

         (iii) each of Heartland and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of California, respectively, it has the full right, power and authority to own and hold its properties, to carry on its business as now conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a Party, and this Agreement and the other Transaction Documents when executed and delivered by Heartland and Newco will constitute the legal, valid and binding obligations of Heartland and Newco, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (iv) each of Heartland's and Newco's execution and delivery of this Agreement and the other Transaction Documents and Loan Documents to which Heartland or Newco is a Party and the performance of Heartland's and Newco's obligations hereunder and thereunder have been duly authorized by all requisite corporate and shareholder action, as applicable, and the performance of their obligations under the Transaction Documents will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation ("Certificate") or Bylaws of Heartland, or the Articles of Incorporation or Bylaws of Newco or any provision of any material indenture, agreement or other instrument to which Heartland or Newco is a party or any of their material properties or assets are bound, except for such breaches, defaults or violations which would not materially and adversely affect Heartland's or Newco's ability to consummate the transactions contemplated hereby (or to perform all of the obligations under any Transaction Documents on the part of Heartland, Newco or (as of the Closing) the Company);

         (v) the Company's execution of the Notes and the Agreement Regarding Payment of Existing Creditors dated as of April 10, 1998 between Heartland, Newco, Company and

Founders (the "Creditors Agreement") as of the Closing has been authorized by all necessary corporate action of Newco and/or Heartland, as applicable (and is hereby authorized and ratified, effective on the Closing Date, by Heartland as the Surviving Corporation's shareholder at such time). The Notes and the Creditors Agreement, when executed and delivered as contemplated in this Agreement, shall be the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights;

         (vi) as of the Closing, the authorized capital stock of Newco shall consist of One Thousand (1,000) shares of Common Stock, of which One Thousand (1,000) shares are issued and outstanding. All of the outstanding shares of Newco immediately prior to the Closing are duly authorized, validly issued, fully paid and non-assessable and owned by Heartland. There are no authorized shares of preferred stock or any capital stock other than common stock;

         (vii) the disclosures regarding Heartland and its subsidiaries set forth in the most recent Form 10-K and subsequent reports filed with the Securities and Exchange Commission ("SEC Reports") are true and correct in all material respects. No material adverse event has occurred subsequent to the period reported in Heartland's SEC Reports that has a material adverse effect on Heartland's ability to perform this Agreement and the Transaction Documents to which it is a party. Newco will have conducted no business prior to the Closing Date except as contemplated by the Transaction Documents, and will have incurred no obligations or liabilities other than the Credit Agreement, in connection with its incorporation or in connection with the Transaction Documents; and

         (viii) neither this Agreement, nor any of the other Transaction Documents contain an untrue statement by Heartland or Newco of a material fact or omit a material fact necessary to make such statements contained herein or therein not misleading. There is no fact actually known to Newco or Heartland which Newco or Heartland has not disclosed to the Founders or Company and their counsel in writing which materially and adversely affects or could reasonably be expected to materially and adversely affect the business or financial condition, operation, property or affairs of Heartland or Newco.

         (ix) pursuant to the Loan Documents, LaSalle National Bank has fully and effectively consented to the transactions contemplated by this Agreement, including without limitation, the distribution by the Company to Founders on or prior to the Closing Date of any amount of cash to the extent Company's cash at such time is in excess of Five Hundred Thousand Dollars ($500,000) and the payment to Founders of the Aggregate Consideration, all pursuant to the terms of this Agreement.

                        SECTION 7. ADDITIONAL AGREEMENTS

7.1 MERGER AGREEMENT. On or prior to the Closing, each of the Constituent Corporations shall execute the Merger Agreement.

7.2 FOUNDERS PRESERVATION OF GOODWILL, RELEASE AND CONFIDENTIALITY AGREEMENT. On or prior to the Closing, each Founder, the Company and Heartland shall execute the appropriate Founders Preservation of Goodwill, Release and Confidentiality Agreement.

7.3 EMPLOYMENT AGREEMENTS. On or prior to the Closing, each Key Employee and the Company shall execute an Employment Agreement applicable for such Key Employee.

7.4 EQUIPMENT. The Company will purchase and install prior to the Closing or has purchased and installed prior to the date hereof Five Hundred Thousand Dollars ($500,000) worth of new equipment that is identified in Exhibit K.

7.5 REAL ESTATE. On or prior to the Closing, the Trustees, on behalf of the Cardenas Family Trust, and Heartland shall execute the Supplemental Real Estate Agreement.

7.6 ESCROW AGREEMENTS. Concurrent with the execution of this Agreement, the Parties shall execute the Escrow Agreements.

7.7 CONSENTS AND APPROVALS. At the Closing, the Company shall obtain and deliver to Heartland and Newco any and all written consents and approvals required in connection with the consummation by the Company and the Founders of this Agreement and the other Transaction Documents and the transactions contemplated herein and therein acceptable in form and content to Heartland and Newco in the sole exercise of their discretion including, without limitation: (i) any and all written consents or approvals from other Persons to contracts or agreements to which the Company is a Party to the extent necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) any and all permits or approvals of any governmental body or agency required for the lawful consummation of this Agreement and the other Transaction Documents including, but not limited to, approval under the Hart-Scott Rodino Act, if applicable (collectively, the "General Consents and Permits").

7.8 CORPORATE APPROVALS. On or prior to the Closing, the Company and the Founders shall deliver to Heartland and Newco copies of the following documents:

         (i) a certificate from the Secretary of State of the applicable jurisdiction(s) dated as of a recent date as to the due incorporation, qualification to do business and good standing of the Company and listing all documents of the Company on file with said Secretary, and a tax clearance certificate from the Franchise Tax Board certifying the payment of all franchise taxes by the Company ("Certificate of Good Standing");

         (ii) a certificate of the Secretary or Assistant Secretary of the Company dated as of the Closing and certifying: (a) that attached thereto is a true and complete copy of the Articles of Incorporation and the Bylaws of the Company as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors or the shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the other Transaction Documents; (c) that the Articles of Incorporation and Bylaws of the Company have not been amended since the date of its filing, recording and/or certification, as the case may be; and (d) to the incumbency of each officer of the Company executing this Agreement and the other Transaction Documents and any certificate or instrument furnished pursuant hereto, and a certification by another officer of the Company as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii) (the "Officer Certificate"); and

         (iii) such additional supporting documents and other information with respect to the operations and affairs of the Company as Heartland or its counsel reasonably may request.

7.9 EXPENSES. Except as specifically provided in this Agreement or the Company Schedule to the contrary, each Party shall pay his/her or its own expenses incurred (including, without limitations, the fees of counsel, consultants, advisors and similar parties) on such Party's behalf in connection with the negotiation and consummation of the transactions contemplated by this Agreement; provided, however, that the Founders shall be responsible for any expenses incurred by the Company and Founders relating directly and solely to the consummation of the transactions contemplated by this Agreement including, but not limited to: (i) expenses for legal services of Stradling Yocca Carlson & Rauth in connection with the negotiation and execution of this Agreement and Transaction Documents; and (ii) brokers fees for the services of Corporate Finance Associates (collectively, the "Transaction Expenses"). Transaction Expenses expressly exclude costs for regular employees of the Company payable in the ordinary course of business such as payroll or overhead therefor, and amounts payable for out of pocket fees for tax return preparation or for accounting audits or for amounts incurred in ordinary business operations.

7.10 CONFIDENTIALITY. The Founders agree not to disclose to any third party the terms of this Agreement and the other Transaction Documents except: (i) as required by law; or (ii) to professional advisors who have a need to know and are bound by a professional duty to maintain confidentiality; or (iii) in connection with any legal or accounting proceedings arising out of this Agreement; provided, however, that prior to any disclosure pursuant to (i) or
(iii) above (other than legal proceedings between the Parties hereto in connection with a dispute under this Agreement or the other Transaction Documents), such Founder shall inform Heartland, Newco and the Company of the Founder's intent to disclose and such Founder shall assist Heartland and Newco in limiting the extent of such disclosure.

7.11 CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, the Company agrees that except as expressly contemplated or permitted by this Agreement or to the extent that Heartland and Newco shall otherwise consent in writing, the Company shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and other than actions taken in the ordinary course of business, shall use all commercially reasonable efforts to: (i) preserve intact its present business organization; (ii) keep available the services of its present officers and employees material to it; and (iii) preserve its relationships with material customers, suppliers and others having business dealings with it, provided, however, that nothing in this Section shall require the Company to deviate from its normal business practices or to offer any additional compensation or incentives to employees, customers, suppliers or others. Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, or required by applicable law, the Company will not, and the Company will not, without the prior written consent of Heartland and Newco:

                  (a) split, combine or reclassify any shares of its capital stock, declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock;

                  (b) issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock or any securities convertible into or exercisable or exchangeable for shares of stock (other than issuance of Certificates in replacement of lost Certificates);

                  (c) intentionally incur any liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practices or issue any debt securities or, other than in the ordinary course consistent with past practices, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

                  (d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or significant assets thereof or acquire, or agree to acquire, directly or indirectly, any equity interest in any person or incur any capital expenditures other than the capital expenditures expressly set forth in this Agreement;

                  (e) amend or modify its Articles of Incorporation or Bylaws;

                  (f) sell, lease, license, encumber or dispose of any of its assets, other than in the ordinary course of business consistent with past practices;

                  (g) amend or terminate any material contract or other agreement, other than in the ordinary course of business consistent with past practices;

                  (h) make any change in financial or tax accounting methods, principles or practices or make or revoke, or cause to be made or revoked, any elections with respect to taxes, unless required by GAAP or applicable law;

                  (i) extend credit in the sale of products, collection of receivables or otherwise, other than in the ordinary course of business consistent with past practices (provided that refraining from pursuing collection of delinquent accounts shall not be deemed to be extending credit);

                  (j) fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

                  (k) fail to use all commercially reasonable efforts to take, or omit to use all commercially reasonable efforts to take, any action where such failure or omission would cause (x) any representation or warranty in Section 4 hereof (but excluding any representations or warranties which specifically relate to an earlier date) to be untrue or incorrect in any material respect as of the Closing or (y) any of the conditions to the Closing set forth in Section 7 not being satisfied;

                  (l) grant to any executive officer any increase in compensation or in severance or termination pay, grant any severance or termination pay, or enter into to any employment agreement with any executive officer, except as may be required under employment or termination agreements in effect on the date of this Agreement;

                  (m) enter into any agreement, including an agreement to purchase or lease assets or operating supplies, which includes an aggregate payment or commitment on the part of either Party of more than One Hundred Fifty Thousand Dollars ($150,000) other than agreements or arrangements entered into in the ordinary course of business as currently conducted;

                  (n) make any changes or agree to make any changes to any federal, state, local or foreign income or franchise tax returns filed prior to the date hereof or file any amended federal, state, local or foreign income or franchise tax returns; or

                  (o) agree, in writing or otherwise, to do any of the foregoing.

7.12 PUBLIC ANNOUNCEMENTS. Heartland, Newco and the Company will consult with each other and will mutually agree (the agreement of each Party not to be unreasonably withheld) upon the content and timing of any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable law, provided, however, that Heartland, Newco and the Company will give prior notice to each other Party of the content and timing of any such press release or other public statement required by applicable law.

7.13 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, the Company will supplement or amend the Company Schedule delivered in connection herewith with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company Schedule or which is necessary to correct any information in the Company Schedule which has been rendered inaccurate thereby. Such supplement or amendment shall not be given effect in determining whether the conditions set forth in Section 7 have been satisfied; provided, however, that by consummating the transactions contemplated hereby, Heartland and Newco waive any right or claim they may otherwise have or have had so long as the Company has disclosed such event or fact to Heartland and Newco in writing.

7.14 NO OTHER BIDS. From and after the date hereof, the Company shall not, nor shall the Company authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other representative retained by it to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal for a merger or other business combination involving the Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company.

7.15 DUE DILIGENCE INVESTIGATION. Prior to the Closing, the Company will permit Heartland and Newco and each of their consultants and professional advisors to conduct and assist Heartland and its consultants and professional advisors in the conduct of a full and complete investigation of the Company's business and technology including, without limitation, a market and competitive products and technology analysis and a review of the Company's books and records, contracts, technology (including, without limitation, all of the source code for all of the Company's software), intellectual property, inventory, equipment, technical materials and customer records (the "Investigation"). The Investigation shall be conducted during normal business hours upon terms and conditions mutually agreed upon by Heartland, Newco and the Company.

7.16 FURTHER ASSURANCES AND COOPERATION. The Company and each Founder shall each execute and deliver such instruments and take such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement and the other Transaction Documents and shall use reasonable efforts to cause the Company's officers, employees, attorneys, agents, investment bankers, accountants, and other authorized representatives to cooperate fully in customary and reasonable respects with Heartland and Newco.

7.17 ACKNOWLEDGEMENT AND CONSENT. Each Party hereby consents to the transactions contemplated by this Agreement, the Transaction Documents, or the Loan Documents.

7.18 REPORTS. Heartland will cause the Company to provide Founders with all of the financial reports, certificates of compliance or performance, calculation of the Debt Service

Coverage Ratio (as defined in the Loan Agreement) and notices of non-compliance or default required to be provided by the Company to LaSalle National Bank under the Loan Documents, as and when provided to LaSalle National Bank, until such time as all obligations of Founders under the Subordination Agreement expressly expire in accordance with its terms. At any time after such ratio has at any measuring date exceeded 2.0 to 1, such reports shall thereafter be due no sooner than quarterly until at any quarterly measuring date the ratio shall have been less than 1.9 to 1.

7.19 COMPLIANCE WITH LOAN DOCUMENTS. Heartland shall fully comply with all obligations, terms and provisions applicable to the Guarantor under the Loan Agreement and the Bank Guaranty in accordance with their terms where the failure to so comply would cause liability or loss to Founders. Heartland shall cause the Company after the Closing to fully comply with all obligations, terms and provisions applicable to the Borrower under the Loan Documents in accordance with its terms, where the failure to so comply would cause liability or loss to Founders.

7.20 NO AGREEMENTS THAT VIOLATE THIS AGREEMENT. Until the Notes and the Creditors Agreement are paid in full, Heartland shall not, and shall cause the Company not to, enter into any agreement which by its terms would prohibit any payment under this Agreement, the Notes, the Guaranty or, the Creditors Agreement.

7.21 RATIFICATION AND APPROVAL OF LOAN DOCUMENTS. Heartland, in its capacity as sole shareholder of Newco, hereby ratifies and approves, Newco's execution, delivery and performance of the Loan Documents.

7.22 COMPANY 1997 TAX RETURNS AND K-1. The Company, at its expense, shall file its 1997 income tax returns and mail a Form K-1 to Founders, and Company shall provide KPMG Peat Marwick and Founders with access to the Company's records necessary for preparing the Company's short-year tax returns for the period ended on the day before the Closing Date.

7.23 CLOSING DELIVERIES. Prior to the Closing: (i) Heartland shall deliver to Founders (a) a franchise tax clearance certificate regarding Newco (if the Merger is not consummated for any reason, Heartland will hold harmless the Company from the assumption of tax liability of Newco by the Company); (b) the Creditors Agreement in the form of Exhibit J; (c) the Guaranty in the form of Exhibit G; and (d) any other agreements, documents, instruments or certificates required to be delivered under this Agreement; and (ii) each Party shall execute and deliver to the other Parties the Escrow Agreement.

7.24 RESIGNATION. On or prior to the Closing, Enedina Cardenas shall resign from the Board of Directors of the Company.

        SECTION 8. CONDITIONS TO THE OBLIGATIONS OF THE PARTIES TO CLOSE

8.1 CONDITIONS TO CLOSING BY ALL PARTIES. The obligations of each Party hereto to take any and all actions to deliver the documents and items described in Section hereof as of the Closing is, at its option, subject to the satisfaction, on or before the Closing, of the following conditions:

         (i) no litigation by any regulatory body or private party is pending or threatened in which: (a) an injunction is or may be sought against the transactions contemplated hereby, or relief is or may be sought against any Party hereto as a result of this Agreement; and (b) in the good faith judgment of such Party (based upon the advice of its legal counsel), such regulatory body or private party has a reasonable possibility of success and such relief would have a material adverse effect on such Party or the transactions contemplated hereby; and

         (ii) no order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits execution of this Agreement or consummation of the transaction contemplated herein.

8.2 CONDITIONS TO CLOSING BY HEARTLAND AND NEWCO. The obligations of Heartland and Newco to take any and all actions to deliver the documents and items described in Section hereof as of the Closing is, at their option, subject to the satisfaction of the following conditions on or before the Closing:

         (i) each of Heartland and Newco shall have completed the Investigation to its satisfaction (to be determined by Heartland in the exercise of its sole and absolute discretion), without discovering any facts or circumstances which would make it inadvisable or impractical for Heartland and Newco to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

         (ii) Newco shall have obtained financing in the amount of Three Million Dollars ($3,000,000), secured by, among other things, all or any portion of the assets and accounts receivable of the Company, to pay towards the Aggregate Consideration;

         (iii) the representations and warranties contained in Sections and hereof shall be true, complete and correct on and as of the Closing;

         (iv) the Company and each Founder shall have performed and complied with all agreements, obligations and conditions contained herein required to be performed or complied with by it/him/her prior to or at the Closing and the President of the Company and each Founder shall have certified to Heartland and Newco in writing to such effect and to the further effect that all of the conditions set forth in this Section have been satisfied (the "Company Closing Certificate");

         (v) all corporate and other proceedings to be taken by the Company and each Founder, if applicable, in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Heartland and Newco and each of its counsel, and Heartland and Newco and each of its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request;

         (vi) Heartland and Newco shall have received from counsel for the Company and each Founder, an opinion dated as of the Closing, in form and scope satisfactory to Heartland and Newco and their counsel, in form and content similar to that attached hereto as Exhibit L (with respect to the Company and the Founders, the "Company/Founder Counsel Opinion");

         (vii) the Company and each Founder shall have delivered all items required to be delivered pursuant to Section hereof; and

         (viii) Heartland and Newco are satisfied with the Closing Statement to be delivered by the Company pursuant to Section and with the undisclosed liabilities, if any, pursuant to Section .

8.3 CONDITIONS TO CLOSING BY THE FOUNDERS. The obligations of each Founder to take all the actions to deliver the documents and other items described in Section hereof as of the Closing is, at its/his/her option, subject to the satisfaction, on or before the Closing, of the following conditions:

         (i) the representations and warranties contained in Section hereof with respect to Heartland and Newco shall be true, complete and correct on and as of the Closing;

         (ii) Heartland and Newco shall have performed or complied with all agreements, obligations and conditions contained herein required to be performed or complied with by it prior to or at the Closing, and an officer of each Heartland and Newco shall have certified to the Company and Founders in writing to such effect and to the further effect that all conditions set forth in this Section hereof have been satisfied (the "Heartland and Newco Closing Certificate");

         (iii) all corporate and other proceedings to be taken by Heartland and Newco and each of its lenders in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company and Founders and their counsel, and they shall have received all such counterpart originals or certified or other copies of such documents as they reasonably request;

         (iv) Heartland and Newco shall have delivered all items required to be delivered pursuant to Section or Section hereof;

         (v) the Company shall have received from in-house counsel and local counsel for

Heartland and Newco an opinion dated as of the Closing, in form and scope satisfactory to the Company and their counsel, in form and content similar to that attached hereto as Exhibit L (the "Heartland and Newco Counsel Opinions");

         (vi) Founders and the Company shall each be satisfied that the financing obtained by Heartland, Newco or the Company is on terms that are acceptable to Founders; and

         (vii) Heartland and Newco shall have delivered all items required to be delivered pursuant to the Loan Documents and have done all things necessary within their control to assure the Company's compliance with the Loan Documents, assuming the Company's compliance with representations and warranties expressed herein apart from the Loan Documents.


                               SECTION 9. CLOSING

9.1 THE CLOSING. Subject to the satisfaction of the conditions set forth in Section hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the Merger (the "Closing") shall take place at the offices of the Stradling Yocca Carlson & Rauth P.C. located at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660-6441 (or at such other place or manner as the Parties may designate in writing) at 8:00 a.m. on April 10, 1998, or on such other date as the Parties hereto may designate in writing. If Closing occurs, Heartland and Newco shall be deemed to accept the Founders Schedule, the Company Schedule and bringdown certificates in full pursuant to Sections and .

9.2 ITEMS/DOCUMENTS DELIVERED AND EXCHANGED AT THE CLOSING. At the Closing, subject to the other terms and condition of this Agreement, the following items and documents as well as any other appropriate items and documents specified herein, properly executed, shall be delivered or have been delivered by and to the appropriate Parties:

         (i) The Company and each Founder or Key Employee, as the case may be, shall deliver to Heartland and Newco and/or to each other, as the case may be, as follows:

                  (a) an executed Preservation of Goodwill, Release and Confidentiality Agreement pursuant to Section hereof;

                  (b) an executed Employment Agreement pursuant to Section hereof;

                  (c) an executed Supplemental Real Estate Agreement pursuant to Section hereof;

                  (d) the General Consents and Permits pursuant to Section hereof, if applicable;

                  (e) the Officer Certificate and Certificate of Good Standing pursuant to Section hereof;

                  (f)  the Closing Statement pursuant to Section ;

                  (g)  the Company Closing Certificate pursuant to Section (iv);

                  (h)  the Company/Founder Counsel Opinion pursuant to Section
        (iv) hereof; and

                  (i) the Escrow Agreements pursuant to Section .

         (ii) each Founder shall deliver to Heartland and Newco as follows:

                  (a) the stock certificates representing the Shares endorsed in blank and/or accompanied by a separate stock assignment in favor of Heartland and the Company; and

                  (b) his/her Company/Founder Counsel Opinion pursuant to
                      Section hereof, if applicable.

         (iii) Heartland and/or Newco shall deliver to the Founders as follows:

                  (a)   the Notes pursuant to Section  hereof;

                  (b)   the Guaranty pursuant to Section  hereof;

                  (c) the Aggregate Cash Consideration pursuant to Section hereof;

                  (d) Heartland and Newco Closing Certificate pursuant to Section (ii) hereof;

                  (e) Heartland and Newco Counsel Opinion pursuant to Section hereof;

                  (f)   the Escrow Agreements pursuant to Section  hereof; and

                  (g)   the Creditors Agreement pursuant to Section hereof.


                       SECTION 10. POST CLOSING COVENANTS

10.1 POST-CLOSING MATTERS -- POSSESSION OF AND TITLE TO THE SHARES. At the Closing and at any time or from time to time thereafter, each Founder shall, at the request of Heartland, take any and all actions and execute and deliver any and all documents as Heartland may reasonably request in order to: (i) consummate the merger; (ii) confirm and perfect the title of Heartland in the outstanding stock of the Surviving Corporation; and (iii) assist Heartland, at Heartland's expense, in exercising all rights with respect thereto.

10.2 POST-CLOSING COMPANY EXCESS EXPENSES. Any Transaction Expenses incurred or accrued by the Company prior to the Closing in connection with the execution and consummation of the transactions contemplated hereby (except to the extent paid by the Company and fully reflected on the Closing Statement consistent with Sections or ) shall be the sole responsibility of the Founders and they shall immediately pay the same in cash or other immediately available funds upon demand by the Company, Heartland or Newco.

10.3 PRESS RELEASES. No Founder shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or the other Transaction Documents without the consent of Heartland and Newco.

10.4 INSURANCE. Odilon Cardenas will obtain insurance coverage for a three (3) year period for claims made after Closing relating to events occurring prior to the Closing with respect to the Company. Such insurance will have similar terms and conditions to the insurance coverage as of the Closing.

10.5 PAYMENT OF SALES, USE OR SIMILAR TAXES; PRORATIONS. All sales, use, or transfer tax, or intangible, recordation, documentary stamp, charges, of any nature whatsoever, applicable to or resulting from, the Merger contemplated by this Agreement shall be borne by Newco and Heartland without reducing amounts payable to Founders. All property taxes and special and general assessments relating to any real property owned by the Company, if any, shall be prorated by the Parties as of the Closing Date, and all such taxes and assessments applicable to periods of time prior to the Closing Date shall be the sole obligation, responsibility of the Founders, and shall be paid by the Founders. All such taxes and assessments applicable to periods following the Closing Date shall be the sole obligation, responsibility and expense of the Surviving Corporation, with no claim thereto against Founders.


                              SECTION 11. REMEDIES

11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Founders, the Company, Heartland and Newco contained in Sections , , and hereof and/or in any other certificate delivered by such Parties at or in connection with this Agreement or any other Transaction Document (excluding certificates executed by the Company under the Loan Documents) shall survive the Closing (without regard to any investigation made by any other Parties) and continue in full force and effect until three (3) years from the Closing; provided, however, that, the representations and warranties in Section (Environmental Matters) shall survive Closing and continue in full force and effect until five (5) years from the Closing, and the representations and warranties in Sections (Founders Representations) excluding subparagraph "xiv", (Organization,

Qualifications and Corporate Power), (Authorization of Agreements, Etc.), (Validity), (Authorized Capital Stock), (Taxes), (Compliance With Law), (Governmental Authorization and Regulations), (Governmental Approvals), (Brokers) and (Real Property) shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate if notice given in good faith of the specific breach or inaccuracy thereof giving rise to such indemnity may be sought, prior to such time. After the Closing, the sole and exclusive remedy of any Party for any cause of action for breach of any such representation or warranty or covenant set forth in Sections , or or elsewhere in this Agreement or certificates or agreements designated above shall be the indemnification provisions set forth in this Section .

11.2     INDEMNIFICATION OBLIGATIONS OF THE FOUNDERS.

         (i) For purposes of this Agreement, the term "Claims" when used with respect to a person or entity shall mean all claims, demands, losses, costs, expenses, obligations, liabilities, actions, suits, damages, diminution in value and deficiencies (net of any insurance proceeds actually received) including, without limitation, interest and penalties, attorneys fees and costs and all amounts paid in settlement of any claim, action or suit.

         (ii) Each Founder, jointly and severally, agrees to indemnify and hold Heartland, Newco and the Company, their respective affiliates and their officers, directors and shareholders, as the case may be, harmless against and in respect of any and all Claims which may be asserted against Heartland, Newco or the Company or which Heartland, Newco or the Company shall incur or suffer which arise out of: (a) the nonfulfillment of any material agreement, covenant or obligation of such Founder to be performed under this Agreement or any other Transaction Document to which such Founder is a Party; (b) the nonfulfillment of any material agreement, covenant or obligation of the Company to be performed at or prior to Closing under this Agreement; (c) the nonfulfillment of any material agreement, covenant or obligation of the Co-Trustee of the Cardenas Family Trust to be performed in connection with the Supplemental Real Estate Agreement; (d) any breach of any representation or warranty pursuant to Section hereof made by such Founder and pursuant to Section hereof made by the Founders and/or the Company and contained herein or in any certificate required to be delivered by the Company pursuant to Sections , and (excluding in all cases the Loan Documents), or any other Transaction Document or in any certificate required to be delivered by the Company pursuant thereto in any material respect (excluding any and all certificates delivered in connection with or pursuant to the Loan Documents); (e) any and all claims in respect of any and all Taxes of the Company (excluding claims relating to sales taxes, real or personal property taxes, and payroll taxes all of which are accrued but not delinquent as of the day before the Closing) for all periods (or portions thereof) ending on or prior to the day before the Closing Date, including a taxable year of the Company that is deemed to close on the day before the Closing Date pursuant to Section hereof; and (f) any damages or losses suffered by the Company resulting from any and all claims of the Company against Stradling Yocca Carlson & Rauth that have been released by the Founders on behalf of the Company pursuant to the Engagement Letter and Fee Agreement: Waiver of Conflict of Interest letter from Nick E. Yocca to the Founders dated March 3, 1998. The Founders shall have no indemnification liability unless and only to the extent that Claims aggregate more than One Hundred Fifty Thousand Dollars ($150,000) (provided the foregoing limitations of this Section shall not apply to Claims arising from Section (Authorized Capital Stock), Section (Taxes), Section (e) ("Tax Indemnity") or Section (Transaction Expenses)) and are aggregately less than the amount that has been paid and delivered to Founders in cash as Aggregate Consideration, net of all disgorgeable amounts subject to trusts for benefit of the creditors of the Company.

11.3 INDEMNIFICATION OBLIGATIONS OF HEARTLAND. In connection with this Agreement and as a condition thereto, Heartland and Newco agree to indemnify and hold each Founder and their successors, assigns or affiliates harmless against and in respect of any and all Claims which may be asserted against such Founder or such Founder shall incur or suffer which arise out of or relate to: (i) the nonfulfillment of any material agreement, covenant or obligation of Heartland or Newco to be performed in connection with this Agreement or any other Transaction Document to which Heartland or Newco is a Party; (ii) any breach of any representation or warranty made by Heartland or Newco and contained herein or in any certificate delivered pursuant hereto or any other Transaction Document or in any certificate delivered pursuant thereto in any material respect; and (iii) any act or omission of the Company or Heartland or its agents or representatives after the Closing, except with respect to Claims after the Closing that were caused by or arose out of: (a) any unlawful act or omission of any Founder prior to Closing; (b) any lease between the Company and the Founders and/or the Cardenas Family Trust; and (c) any breach of the Founders' representations, warranties and covenants under this Agreement at any time, and/or the Company's representations, warranties, or covenants to be performed by the Company prior to the Closing under this Agreement.

11.4     INDEMNIFIED CLAIMS.

         (i) Subject to the special procedures for third party claims set forth in item "ii" listed below, whenever any Claim shall arise for indemnification hereunder, the Party or Parties seeking indemnification (in each such case, the "Indemnified Party") shall notify the Party or Parties from whom indemnification is being sought (in each such case, the "Indemnifying Party") of such claim in writing promptly and in no case later than thirty (30) days after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim. Each Indemnified Party shall also so notify the Indemnifying Party promptly and in no case later than fifteen (15) days after the commencement of any legal proceedings with respect to any such Claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party to the extent the Indemnifying Party is not prejudiced as a proximate result of such failure. Such notice shall specify all facts known to such Indemnified Party giving rise to the indemnification sought and the amount or an estimate of the amount of the obligation or liability arising therefrom. Such notice shall also include photocopies of all relevant communications received from third party claimants and their attorneys. The right of such

Indemnified Party to indemnification hereunder and the estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within sixty (60) days after such notice is given, such Indemnified Party is notified in writing that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice, in which case the Parties shall endeavor to settle and compromise the dispute within thirty (30) additional days. In the event the Parties hereto are unable to agree after said thirty (30) day period, the Parties shall be entitled to pursue litigation pursuant to Section hereof.

         (ii) In case any action or any Claim is brought by a Person: (a) the Indemnified Party against whom the Claim is brought shall provide prompt written notice thereof to the Indemnifying Party obligated to indemnify such Claim; and
(b) the Indemnifying Party shall, upon the demand and at the option of the Indemnified Party assume the defense thereof (at the expense of the Indemnifying Party) within thirty (30) days or at least prior to the time a response is due in such case, which ever occurs first, or, alternatively upon the demand and at the option of the Indemnified Party, pay to such Party or Parties all costs and expenses, including attorneys' fees, incurred by such Party or Paries in defending itself or themselves, provided that the Indemnifying Party shall be entitled to jointly control such proceedings or participate with and be advised fully by the Indemnified Party, provided, however, that in any proceeding relating to a Tax liability for which the Founders are obligated to indemnify Heartland and Newco hereunder, Founders shall control such proceeding. If a Party or Parties become obligated to assume the defense of any such Claims pursuant to the foregoing sentence, then, the Indemnified Party entitled to be indemnified shall be entitled to participate in said defense (at its or their own expense). All Parties shall cooperate reasonably with each other in the defense of any Claim brought by a third party, including making available all records reasonably necessary to the defense of such Claim. The Indemnifying Party shall be entitled to reasonable approval of the settlement of any Claim with respect to which such Party may be liable hereunder.

         (iii) In the event Heartland and/or Newco has a Claim against one or more Founders, Heartland and/or Newco may pursue the Claim against any such Founder or all such Founders as Heartland and/or Newco shall determine in the sole exercise of its discretion. In such an event, the Indemnifying Party or Indemnifying Parties selected by Heartland and/or Newco shall promptly notify the other Founders of such Claim and each of such Founders against whom Heartland and/or Newco has such a Claim shall be entitled to participate in any defense of such Claim as an Indemnifying Party pursuant to the terms of "ii" immediately above. Under no circumstances shall a Founder be entitled to contribution or indemnification from the Company arising from any Claim hereunder by Heartland and/or Newco.

11.5     CHARACTER, EFFECT AND PAYMENT OF INDEMNITY PAYMENTS.

         (i) All amounts paid pursuant to this Section by a Party or Parties (other than the Company) to another Party or Parties (other than the Company) (other than interest payments) shall be treated by such Parties as an adjustment to the consideration paid with respect to the portion of this Agreement or the other Transaction Documents to which such indemnification payment (or portion thereof) relates. If, contrary to the intent of the Parties as expressed in this Agreement, any payment made pursuant to this Section is treated as taxable income of the recipient, then the payor shall indemnify and hold harmless the recipient from any net liability for taxes attributable to the receipt of such payment. In determining the net liability for taxes of the Indemnified Party, the Parties agree to take into account the deductibility by the recipient or its affiliates of the item which gave rise to the indemnity payment. For purposes of this Section, the Indemnified Party will be considered to be liable for tax in respect of any payment treated as taxable income and any related deductible expense at the highest marginal tax rate then in effect for corporations or individuals, as the case may be, in the jurisdictions so characterizing the payment for the year such payment is considered to be earned by the Indemnified Party.

         (ii) Each amount determined to be payable by an Indemnifying Party to an Indemnified Party under the terms hereof ("Indemnity") shall be paid in cash to the Indemnified Party within forty-five (45) days after the date on which the amount of such Indemnity and liability therefor is finally determined in accordance with the terms hereof. Any notice for Indemnity provided in accordance with Section hereof shall contain an itemization of the damages, expenses, costs and liabilities comprising the Indemnity, certified to be true and correct by the Indemnified Party or its legal representative.

11.6 EQUITABLE RELIEF. Each Party agrees that the breach of any of their material obligations under this Agreement including, without limitation, the applicable provisions of Sections , , , and hereof, may cause another Party irreparable injury for which it would have not adequate remedy at law, and that such other Party shall be entitled to specific performance or preliminary or other injunctive relief in addition to any and all remedies it may otherwise be entitled to at law or in equity.

11.7 CUMULATIVE. No remedy made available to Heartland or Founders hereunder by and of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

11.8     TAX MATTERS.

         (i) Each of the Founders, Heartland and Newco agree to treat any indemnity payment made pursuant to this Section as an adjustment to the Aggregate Consideration for federal, state, local and foreign income tax purposes.

         (ii) For federal income tax purposes, the taxable year of the Company shall end as of the close of the day immediately preceding the Closing Date and, with respect to all other Taxes, the Founders, Heartland and Newco will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the day immediately preceding the Closing Date. Neither the Founders, nor Heartland, nor Newco shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the day immediately preceding the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the day immediately preceding the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the day immediately preceding the Closing Date shall be allocated (i) to the Founders for the period up to and including the day immediately preceding the Closing Date, and (ii) to Heartland for the period subsequent to the day immediately preceding the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the day immediately preceding the Closing Date shall be prepared by Heartland and shall be made by means of a closing of the books and records of the Company as of the close of the day immediately preceding the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the day immediately preceding the Closing Date and the period after the day immediately preceding the Closing Date in proportion to the number of days in each such period. Heartland shall provide the Founders with a schedule showing the proposed computation of the allocation at least thirty (30) days prior to the due date for filing a Tax Return which includes the day immediately preceding Closing Date. Founders shall be entitled to cash equal to the amount of any refund or credit for pre-Closing periods and any such amount shall be payable by Heartland to Founders, other than a refund resulting from carry backs of any Tax Item from a Post-Closing Taxable Period to a Pre-Closing Taxable Period (which refund shall be the property of the Company). The Founders and their representatives shall have the right to review such schedule and related books and records, and Heartland and Founders shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any amount owing from Founders or Heartland under this Section shall be paid no later than five (5) days prior to the filing of the underlying Tax Return.

         The Parties agree that it is their mutual intention that, for federal and state income tax purposes, the Founders' receipt of the Aggregate Consideration and the Notes shall be reported as a sale of the Shares, which are a capital asset, and that the Parties shall not take a position inconsistent with the foregoing on any Tax Return, except to the extent required under applicable law or by controlling legal precedent.

         (iii) Heartland, Newco and the Founders agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any

Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Heartland or the Company shall retain in its possession, and shall provide the Founders reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Founders may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, Heartland may dispose of such material, provided that prior to such disposition Heartland shall give the Founders a reasonable opportunity to take possession of such materials.


                             SECTION 12. TERMINATION

12.1 TERMINATION. This Agreement may be terminated and the transactions hereby contemplated may be abandoned at any time prior to the Closing:

         (i)  by mutual consent of the Founders, Company, and Heartland;

         (ii) by either the Company or the Founders if there shall have been a material breach by Heartland or Newco of any representation, warranty, covenant or agreement of Heartland or Newco, respectively, set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the date on which the Company's conditions to Closing (other than the accuracy of the representation and warranty in question) would be satisfied or, in the case of a covenant or agreement, within five (5) business days following receipt by Heartland or Newco, as applicable, of notice of such breach;

         (iii) by Heartland or Newco if there shall have been a material breach by the Company or the Founders of any representation, warranty, covenant or agreement of the foregoing set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the date on which Heartland's or Newco's conditions to Closing (other than the accuracy of the representation and warranty in question) would be satisfied or, in the case of a covenant or agreement, within five (5) business days following receipt by the Company and Founders of notice of such breach; or

         (iv) by either Heartland, Newco, the Company or the Founders:

                  (a) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (b) if the Closing shall not have occurred on or before April 10, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 11 shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

12.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination and abandonment of this Agreement prior to the Closing Date, written notice thereof shall forthwith be given to the other Parties to this Agreement and this Agreement shall terminate, without further action by any of the Parties hereto. If this Agreement is terminated prior to the Closing Date as provided herein:

         (i) the Founders shall return and refund the Aggregate Consideration to Newco and Heartland, and Newco shall return to the Founders the stock certificates received pursuant to Section or following the Merger, shall assign the stock of the Surviving Corporation to Founders.

         (ii) upon request therefor, each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same and the Parties will continue to be bound by the provisions of Section and any nondisclosure or confidentiality agreement previously entered into by them in accordance with their terms; and

         (iii) no Party hereto shall have any liability or further obligation to any other Party to this Agreement resulting from such termination except (i) the provision of this Section shall remain in full force and effect and (ii) no Party waives any claim or right against a breaching Party to the extent that such termination results from the material breach by a Party hereto of Sections (Brokers), (Confidentiality), (Public Announcements) and/or (No Other Bids) of this Agreement.


                            SECTION 13. MISCELLANEOUS

13.1 BINDING EFFECT. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the Parties shall bind and inure to the benefit of the respective successors and assigns of the Parties (including, without limitation, transferees of any of the Shares) whether so expressed or not.

13.2 NOTICES. All notices to be provided pursuant to this Agreement shall be given in writing and shall be effective when either served by personal delivery or upon receipt if sent via United States mail, return receipt requested, postage prepaid, by facsimile transmission with confirmation in writing or overnight courier service, in each case to the Party at the addresses listed below:

         (i)      if to the Company:

                  Solder Station-One, Inc.
                  2231 West Cape Cod Way
                  Santa Ana, California  92703
                  Attn: President
                  Fax: (312) 663-9397

         (ii)     if to Founders:

                  Odilon Cardenas
                  Fax:  (714) 558-1393
                  Address to be provided in writing concurrently with the execution of this Agreement.

                  with a copy to:

                  Stradling, Yocca, Carlson & Rauth P.C.
                  660 Newport Center Drive, Suite 1600
                  Newport Beach, California  92660-6441
                  Fax:  (714) 725-4100
                  Attn: Nicholas J. Yocca

         (iii) if to Heartland, Newco or the Surviving Corporation:

                  Heartland Technology, Inc.
                  547 West Jackson Boulevard, Suite 1510
                  Chicago, Illinois  60061
                  Attn:  Lawrence Adelson
                         Vice President, General Counsel
                  Fax:  (312) 663-9397

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  2882 Sand Hill Road, Suite 280
                  Menlo Park, California  94025
                  Attn: Simeon Gold, Esq.
                        Patrick P. Nguyen, Esq.
                  Fax:  (650) 854-3713

The address to which notice is to be given hereunder may be changed from time to time by the Parties entitled to notice by notice given as provided herein.

13.3 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any principles of choice of law or conflicts of law. Each Party hereby irrevocably consents and submits to the jurisdiction of the United States District Court for the State of California or a state court of the State of California sitting in Los Angeles County in any action or proceeding arising out of or relating to this Agreement, the other Transaction Documents or the consummation of the transactions contemplated herein and therein, and each Party hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in either such court. Each Party hereby irrevocably waives any objection which such Party now or hereafter may have to the laying of venue for any action or proceeding arising out of or relating to this Agreement on the other Transaction Documents brought in the United States District Court for the State of California or a state court of the State of California sitting in Los Angeles County and any objection on the grounds that any such action or proceeding in either of such courts has been brought in an inconvenient forum.

13.4 ASSIGNABILITY. No Founder shall assign, transfer or delegate any rights or obligations under this Agreement, in whole or in part, without the written consent of Heartland.

13.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy of an executed signature page shall be deemed an original.

13.6 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of: (i) Heartland; and (ii) the Company; provided, however: (1) that to the extent any amendment, modification or waiver applies by its terms to a Founder in any prejudicial manner, such Founder must also approve such amendment, modification or waiver; and (2) that any Party may waive any of its rights or other Parties' obligations hereunder as they apply exclusively to such Party without obtaining the consent of any other Party.

13.7 SEVERABILITY. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy or otherwise unenforceable: (i) the remaining provisions of this Agreement and any portions thereof shall remain in full force and effect; (ii) the affected provision shall be enforced to the fullest extent of the Parties' stated intent consistent with the law and public policy; and (iii) the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly reflects the Parties' stated intention as set forth in such affected provision.

13.8 CONSENTS. Any consent or approval permitted under this Agreement may be made by the Party entitled to give its consent or approval in its sole discretion.

13.9 WAIVER. No delay or omission by either Party hereto to exercise any right or power hereunder shall impair such right or power or be construed to be a waiver thereof. A waiver by any of the Parties hereto of any of the covenants to be performed by any other Party or any breach thereof shall not be effective except pursuant to a written instrument signed by the Party or Parties warning compliance, and shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained.

13.10 FURTHER ASSURANCES. The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purpose of this Agreement and the other Transaction Documents.

13.11 ATTORNEYS' FEES. If any Party to this Agreement brings an action against another Party to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including, without limitation, attorneys' fees and costs, incurred in connection with such action, including any appeal of such action. In the event that a Party brings such an action against more than one of the other Parties to this Agreement, any attorneys' fees awarded against such other Parties shall be apportioned among such other Parties as determined by the prevailing Party.

13.12 THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement is not intended to confer a third party beneficiary status or right of action upon any person or entity other than the Parties hereto in any manner whatsoever.

13.13 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

13.14 PRESUMPTIONS. In construing the terms of this Agreement, no presumption shall operate in favor or against any Party as a result of its or its counsel's role in drafting the terms and provisions hereof.

13.15 EFFECT OF AGREEMENT. The terms and provisions of this Agreement shall supersede any and all inconsistent or conflicting provisions of the other Transaction Documents.

13.16 ENTIRE AGREEMENT. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter hereof and supersede all prior written or oral discussions or agreements with respect thereto. The Loan Documents executed by or for the Company shall not whatsoever narrow, amplify, enlarge or extend any obligation under this Agreement of Founders or the Company.


IN WITNESS WHEREOF, the Company, the Founders and Heartland have executed this Agreement as of the date first above written.

"COMPANY"                                         "HEARTLAND"

SOLDER STATION-ONE, INC.,                         HEARTLAND TECHNOLOGY, INC.,
a California corporation                          a Delaware corporation

By: /s/ Odilon Cardenas                           By: /s/ Edwin Jacobson

Name:   Odilon Cardenas                           Name: Edwin Jacobson

Title:  President                                 Title: President


"FOUNDERS"                                       "NEWCO"

                                                  SS ACQUISITION CORPORATION,
/s/ Odilon Cardenas                               a California corporation
---------------------------------
Odilon Cardenas                                   By: /s/ Edwin Jacobson

/s/ Enedina Cardenas                              Name: Edwin Jacobson
---------------------------------
Enedina Cardenas                                  Title: President